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                                                                   Exhibit 10.15


                                    N2K INC.
                           55 BROAD STREET, 10TH FLOOR
                            NEW YORK, NEW YORK 10004


                                October 10, 1996



Mr. Phil Ramone
449 Guard Hill Road
Bedford, NY  10508

            Re:   N2K Encoded Music

Dear Phil:

            I am delighted that, subject to final contract, you have agreed to join us as President of the N2K Encoded Music Division of N2K Inc. The attached term sheet reflects the principal terms of your employment, although your commitment is conditioned upon your and our agreement to all other terms.

            We have instructed our lawyers to prepare a formal employment agreement setting forth in detail the agreed upon terms, which we shall shortly be forwarding to Don Passman for his review. It is understood and agreed that your employment will be subject to satisfactory completion of said agreement. In the meantime, in order that we can include your appointment in our Registration Statement for the initial public offering and other appropriate disclosures, would you please sign and return a copy of this letter, which will serve as your acknowledgment of the foregoing.

            Again, we are delighted to have you lead us in this exciting new venture for N2K. We look forward to a long and successful association as we build this new business.

                                          Best regards,


                                          /s/  Larry Rosen
                                          -----------------
                                          Larry Rosen
                                          Chairman & CEO

Accepted and agreed to as of this 11 day of October, 1996:



     /s/  Phil Ramone
--------------------------------
          Phil Ramone
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                              PHIL RAMONE DEAL MEMO
                                (as of 10/10/96)


1.    Terms:      3 Years with a 2 year option (subject to
      agreement               on salary) on the N2K Inc. side.


2.    Salary:     1st Year    $450,000
                  2nd Year    $550,000
                  3rd year    $650,000

      Note 1: Salary for 4th and 5th years, if applicable, to be negotiated in good faith.

3.    Outside Projects:

      a.    No more than 4 weeks in total in any year.

      b. When Phil reaches a salary level of $750,000, all outside projects end, except with Company's permission.

4.    Bonus:

      a.    Based on gross revenues of record company.

            1.    Gross $8,000,000 - Bonus of $50,000

            2.    Gross $10,00,000 - Bonus of $100,000

      Note 1:     Total bonus on revenues not to exceed
                  $100,000 in any year.

      Note 2: Acquisition of other record companies: N2K will establish a base for the acquired company's revenues at the time of acquisition. Revenues that exceed the established base will be counted toward gross revenue thresholds as they apply to the above bonus concept.

5.    Profits:

      a.    10% on profit of record company.

      b. 5% phantom equity in the record company if N2K or the record company is sold to a third party (during or at any time following Phil's employment).


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      c.    The 5% will escalate to 7-1/2% phantom equity if N2K or the record company is sold to a third party (during or at any time following Phil's employment) and the option under Phil's employment agreement has been exercised.

      Note 1: N2K to have the right, exercisable at any time within 6 months after the end of the employment term, to purchase Phil's phantom equity at FMV (as determined by a mutually acceptable independent investment banking firm or appraiser having expertise in the recorded music industry). Payout to be on a quarterly basis over 3 years (with interest at prime), subject to acceleration if the record company is sold.

6.    Producing Artists for N2K's Record Label:

      a.    4%          First 250,000 Units.

      b.    4.5%        250,001 to 500,000 Units.

      c.    5%          500,001 to 1,000,000 Units.

      d.    5.5%        Over 1,000,000 Units.

7.    Equity in N2K Inc.:

      Receive options at the IPO price to purchase 1% of N2K
      Inc. common stock.

      a.    Vesting - First 25% vests immediately.

      b.    75% vests equally over 3 years.

8.    Assistant and Engineer Employment:

      N2K to engage an assistant and an engineer on mutually agreeable terms and conditions.

9.    Executive Perks:

      Phil will receive normal executive perks for label heads, including dental and health insurance, car allowance, first-class travel and entertainment. Phil will also be reimbursed for hotel accommodations in Manhattan on rare occasions when he has to stay overnight.

10.   Ed Net Board:


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      So long as there is no conflict, Phil may continue to serve on the ED Net board of directors.


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